Contacts:	Jim Johnson
Chief Financial Officer
Alloy, Inc.
212/244-4307

For immediate release:

ALLOY ANNOUNCES SECOND QUARTER FINANCIAL RESULTS
Management Revises Guidance for Key Financial Performance Measures
Initiates Program to Improve Sponsorship Business Profitability

     New York, NY – September 1, 2004 - Alloy, Inc. (Nasdaq:ALOY), a media, marketing services, direct marketing and retail company primarily targeting the dynamic Generation Y population, today reported revenues for the fiscal quarter ended July 31, 2004 of $86.6 million and a net loss attributable to common stockholders of $11.6 million or $0.27 per diluted share. For this second fiscal quarter, Alloy registered a $4.6 million loss before interest and other income/expense, income taxes, depreciation and amortization, stock-based compensation expense, and restructuring charges (“Adjusted EBITDA”). For additional financial detail, including the reconciliation of Adjusted EBITDA to net income (loss) determined under GAAP, please refer to the financial tables provided at the end of this release.

     Total revenues for the second fiscal quarter increased 8% to $86.6 million, compared with $80.5 million for the second quarter of fiscal 2003. Second fiscal quarter net merchandise revenues of $43.7 million were up 46% compared with $30.0 million for last year’s second fiscal quarter. The increase resulted from our acquisition of dELiA*s, which offset an overall decline in revenues for Alloy’s legacy catalog titles. Second fiscal quarter sponsorship and other revenues of $42.9 million were down 15% versus $50.5 million for the comparable period in our last fiscal year. The decrease was primarily attributable to reduced sales in our promotions and specialty direct marketing businesses.

     Second fiscal quarter gross profit increased to $42.1 million, or 48.7% of revenues, compared with $39.4 million, or 48.9% of revenues, for the comparable period last year, largely as a result of the overall increase in revenues.

     Operating expenses were $51.4 million for the second quarter of fiscal 2004 versus $39.9 million for the second quarter of fiscal 2003. The increase resulted primarily from the expenses of running the acquired dELiA*s operations and the staff build-up in our merchandise operations, along with higher legal and financial administration costs.

     Net loss for the second quarter of fiscal 2004 was $11.2 million, compared with a net loss of $0.3 million for last fiscal year’s second quarter. Net loss attributable to common stockholders for the second quarter of fiscal 2004 was $11.6 million, or $0.27 per diluted share, compared with net loss attributable to common stockholders of $1.0 million, or $0.02 per diluted share, for last fiscal year’s second quarter. Adjusted EBITDA transitioned from earnings of $2.8 million for the second fiscal quarter of 2003 to a loss of $4.6 million for the second fiscal quarter of 2004.

     Alloy’s name database now stands at 27.1 million total names, of which over 8 million have a buying history with the company.

     Commenting on the quarter, Matt Diamond, Chairman and Chief Executive Officer stated, “Our second fiscal quarter sponsorship business performance compared unfavorably to last year. To address this challenge, we have embarked on an aggressive plan to drive improved sales productivity and operating margins in the near term. In our merchandise business, we continued to make significant strides in strengthening operations while pursuing value-enhancing strategies for the business in the 2005 fiscal year.”

     Looking ahead, Mr. Diamond concluded, “Primarily due to our financial performance in the second quarter of fiscal 2004, we have altered our full year financial outlook. We are revising our merchandise revenue to the range of $215 million to $225 million, and our sponsorship revenue to the range of $185 million to $195 million. Our diluted net loss attributable to common stockholders per share has been revised to a range of ($0.45) to ($0.55) and our Adjusted EBITDA range is now $3 million to $6 million.”

     Total revenues for the six months ended July 31, 2004 increased 16% to $174.4 million compared with $149.9 million for the six months ended July 31, 2003. Net merchandise revenues for the six months ended July 31, 2004 of $88.0 million were up 47% versus $60.0 million for the six months ended July 31, 2003. Sponsorship and other revenues of $86.4 million for the six-month period ended July 31, 2004 were down 4% compared with $89.9 million for the same period last year. Gross profit for the six months ended July 31, 2004 increased to $83.4 million, or 47.8% of revenues, compared with $70.8 million, or 47.2% of revenues, for the first six months of fiscal 2003. Operating expenses were $101.1 million for the six months ended July 31, 2004 versus $72.4 million for the six months ended July 31, 2003. Net loss for the six months ended July 31, 2004 was $20.4 million, compared with net loss of $0.7 million for the six months ended July 31, 2003. Net loss attributable to common stockholders for the six months ended July 31, 2004 was $21.2 million, or $0.50 per diluted share, compared with net loss attributable to common stockholders of $1.9 million, or $0.05 per diluted share for the six months ended July 31, 2003.

About Alloy

     Alloy, Inc. is a media, marketing services, direct marketing and retail company primarily targeting Generation Y, a key demographic segment comprising the more than 60 million boys and girls in the United States between the ages of 10 and 24. Alloy’s convergent media model uses a wide range of media assets to reach more than 25 million Generation Y consumers each month. Through Alloy’s 360 Youth media and marketing services unit, marketers can connect with the Generation Y audience through a host of advertising and marketing programs incorporating Alloy’s media and marketing assets such as direct mail catalogs, college and high school newspapers, Web sites, school-based media boards, and college guides. Alloy’s promotional marketing arm, AMP Agency, is a lifestyle marketer offering creative thinking for consumer brands through custom marketing solutions both on and off-line, and specializing in mobile tours, events and grassroots marketing. AMP was named 2004 “Agency of the Year” by PROMO Magazine. Alloy generates revenue from its broad reach in the Generation Y Community by providing marketers advertising and marketing services through 360 Youth and AMP Agency and by selling apparel, accessories, footwear, room furnishings and action sports equipment directly to the youth market through catalogs, Web sites and retail stores. For further information regarding Alloy, please visit our Web site (www.alloyinc.com) and click on “Investor Relations”. Please visit www.360youth.com and

www.ampagency.com for further information on our media, marketing & promotional services.

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues, generate high margin sponsorship and multiple revenue streams, increase visitors to our Web sites (www.alloy.com, www.delias.com, www.ccs.com, and www.danscomp.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts, develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; inventory performance; changes in consumer preference or fashion trends; reliance on third party suppliers; our inability to achieve and maintain profitability; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2004, as amended, which is on file with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results or to changes in management’s expectations, except as may be required by law.

(tables to follow)

Alloy, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	7/31/2003	7/31/2004	7/31/2003	7/31/2004
Net merchandise revenues	$30,028	$43,702	$59,999	$87,984
Sponsorship and other revenues	50,473	42,863	89,946	86,429

Total revenues	80,501	86,565	149,945	174,413
Cost of goods sold	41,125	44,420	79,100	91,047

Gross profit	39,376	42,145	70,845	83,366

Selling and marketing expenses	31,489	37,254	56,867	73,257
General and administrative expenses	6,266	11,896	11,224	23,661
Acquired intangible asset amortization (1)	1,896	1,667	3,680	3,189
Stock-based compensation	291	352	291	703
Restructuring charge	0	192	380	318

Total operating expenses	39,942	51,361	72,442	101,128

Income (loss) income from operations	(566)	(9,216)	(1,597)	(17,762)

Interest and other income (expense), net	(3)	(1,829)	284	(2,515)

Income (loss) before income taxes	(569)	(11,045)	(1,313)	(20,277)
Income tax (benefit) expense	(248)	110	(606)	120

Net income (loss)	(321)	(11,155)	(707)	(20,397)

Preferred stock dividend and accretion	702	401	1,155	795

Net income (loss) attributable to common stockholders	($1,023)	($11,556)	($1,862)	($21,192)

Net income (loss) attributable to common stockholders per basic share	($0.02)	($0.27)	($0.05)	($0.50)
Net income (loss) attributable to common stockholders per diluted share	($0.02)	($0.27)	($0.05)	($0.50)

Weighted average basic common shares outstanding:	41,135,614	42,969,012	40,650,532	42,715,834
Diluted shares outstanding per GAAP:	41,135,614	42,969,012	40,650,532	42,715,834

Reconciliation of EBTA and Adjusted EBITDA to GAAP Results (2):
Net income (loss)	($321)	($11,155)	($707)	($20,397)
Income tax expense	(248)	110	(606)	120
Acquired intangible asset amortization	1,896	1,667	3,680	3,189
Stock-based compensation	291	352	291	703
Restructuring charge	0	192	380	318

EBTA excluding stock-based compensation, restructuring and asset write-downs	$1,618	($8,834)	$3,038	($16,067)
Interest and other income (expense), net	(3)	(1,829)	284	(2,515)
Depreciation and amortization	1,207	2,406	2,250	4,675

Adjusted EBITDA	$2,828	($4,599)	$5,004	($8,877)

(1)	This press release contains the non-GAAP financial measures EBTA and Adjusted EBITDA. Alloy uses EBTA and Adjusted EBITDA to evaluate its performance period to period without taking into account certain expenses which, in the opinion of Alloy management, do not reflect Alloy’s results from its core business activities. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. These non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure as is now required under new SEC rules regarding the use of non-GAAP financial measures. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America.

Alloy, Inc.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	January 31, 2004	July 31, 2004
	(audited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$30,543	$16,157
Marketable securities	19,014	10,036
Accounts receivable, net	31,492	34,693
Inventories, net	29,021	32,721
Prepaid catalog costs	2,028	2,716
Other current assets	3,813	6,574

Total current assets	115,911	102,897
Marketable securities	5,585	2,067
Property and equipment, net	27,234	26,013
Goodwill, net	274,796	281,172
Intangible and other assets, net	25,865	23,917

Total assets	$449,391	$436,066
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$28,740	$28,935
Deferred revenues	15,124	17,253
Accrued expenses and other current liabilities	39,755	35,693

Total current liabilties	83,619	81,881
Long term liabilities	743	5,231
Convertible debt	69,300	69,300
Series B Preferred Stock	14,434	15,230
Stockholders’ Equity	281,295	264,424

Total liabilities and stockholders’ equity	$449,391	$436,066